                                                                       EXHIBIT 1





                                 USD 73,000,000

                             LOAN FACILITY AGREEMENT


                                     between


                                 AS WANGS FABRIK
                                   as Borrower


                                       and


                THE BANKS AND FINANCIAL INSTITUTIONS NAMED HEREIN
                                    as Banks


                                       and


                               DEN NORSKE BANK ASA
                                    as Agent




                             DATED 29 December 1998

                                    CONTENTS

                                                                            Page
1.    DEFINITIONS........................................................     1

2.    THE LOAN FACILITY..................................................     5

3.    PURPOSE............................................................     5

4.    CONDITIONS PRECEDENT...............................................     5

5.    INTEREST...........................................................     7

6.    REPAYMENT..........................................................     7

7.    DENOMINATION AND CALCULATIONS......................................     8

8.    REPRESENTATIONS, UNDERTAKINGS AND SECURITY.........................     8

9.    USD UNAVAILABILITY.................................................    10

10.   CHANGES IN CIRCUMSTANCES...........................................    10

11.   FEES AND EXPENSES..................................................    11

12.   PAYMENTS...........................................................    12

13.   EVENTS OF DEFAULT..................................................    13

14.   TRANSFER...........................................................    15

15.   AGENCY.............................................................    15

16.   NOTICES AND TIME...................................................    16

17.   GOVERNING LAW AND JURISDICTION.....................................    17


EXHIBIT 1
BANK COMMITMENTS

EXHIBIT 2
FORM OF DRAWDOWN NOTICE


                                        i
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This Loan Facility Agreement (the "AGREEMENT") is made on 29 December 1998 between:

(1)      AS WANGS FABRIK of Harbitzalleen 3, 0212 Oslo (the "BORROWER"); and

(2) THE BANKS AND FINANCIAL INSTITUTIONS LISTED IN EXHIBIT 1 HERETO (the "BANKS"); and

(3)      DEN NORSKE BANK ASA of Stranden 21, 0250 Oslo, Norway
         Foretaksregisteret NO 810 506 482 (The Register of Business Enterprises), (as the "AGENT").


1.       DEFINITIONS

         1.1 As used in this Agreement and in any documents delivered pursuant hereto, the following expressions shall have the following meanings respectively:

                  "ACQUISITION AGREEMENT"       means "Avtale om overdragelse av
                                                konvertible lan" dated 22
                                                December 1998 between AL
                                                Industrier AS as seller and the
                                                Borrower as buyer of USD
                                                67,850,000 principle amount of
                                                convertible subordinated notes
                                                in Alpharma Inc.;

                  "AGGREGATE LOAN FACILITIES"   means the aggregate of (i) the
                                                AL-Loan and (ii) the Commitment;

                  "AL-LOAN"                     means the revolving credit
                                                facility of up to NOK
                                                166,000,000 granted by the Agent
                                                to the Security Provider in
                                                accordance with Loan Facility
                                                Agreement dated 25 March 1998 as
                                                amended;

                  "BANKING DAY"                 means a day upon which banks are
                                                open for transactions
                                                contemplated by this Agreement
                                                in (a) Oslo, New York and
                                                London, and (b) additionally in
                                                relation to payments hereunder
                                                the place for provision of funds
                                                or due payment;

                  "COMMITMENT"                  means USD 73,000,000 (as the
                                                same may be reduced from time to
                                                time in compliance with Clause
                                                2.5);

                  "DRAWDOWN DATE"               means a date upon which a
                                                Drawing is advanced to the
                                                Borrower;

                  "DRAWING"                     means an advance to the Borrower
                                                in an amount of not less than
                                                USD 1,000,000 of the Commitment;

                  "EVENT OF DEFAULT"            means any of the events
                                                specified in Clause 13;

                  "FACILITY"                    means the loan facility, the
                                                terms and conditions of which
                                                are set out in this Agreement;

                  "FINAL MATURITY DATE"         means 31 August 2001;

                  "INTEREST PAYMENT DATE"       means the last day of each
                                                Interest Period;

                  "INTEREST PERIOD"             means a period calculated in
                                                accordance with the provisions
                                                of Clause 5.1 or Clause 12.2;

                  "LIBOR" (London Interbank Offered Rate) means the rate per annum determined by the Agent as the rate at which the Agent, in accordance with its usual practice, is offering comparable lendings in the relevant eurocurrency for the relevant
                                                Interest Period in the London
                                                Interbank Eurocurrency Market at
                                                or about 11:00 a.m. London time
                                                on the Quotation Date;

                  "LOAN" means the aggregate principal amount of the Commitment for the time being advanced and outstanding hereunder;

                  "MARGIN"                      means (i) if Value Adjusted
                                                Equity is five times the
                                                Aggregate Loan Facilities or
                                                more: 0,80 per cent per annum,
                                                and (ii) if Value Adjusted
                                                Equity is three times the
                                                Aggregate Loan Facilities or
                                                more but less than five times
                                                the Aggregate Loan Facilities:
                                                1,20 per cent per annum, and
                                                (iii) if Value Adjusted Equity
                                                is twice the Aggregate Loan
                                                Facilities or more but less than
                                                three times the Aggregate Loan
                                                Facilities: 2,0 per cent per
                                                annum, provided
                                                always that the applicable
                                                margin as calculated under
                                                either at (i), (ii) or (iii)
                                                above shall be set in advance
                                                for the whole calendar quarter
                                                which commences immediately
                                                subsequent to the expiry of the
                                                present calendar quarter during
                                                which the current figures of
                                                Value Adjusted Equity are
                                                presented to the Agent;

                  "MONTH(S)"                    means a period calculated from
                                                any specified day to and
                                                including the day numerically
                                                corresponding to such specified
                                                day (or, if such specified day
                                                is the last day or if there
                                                shall be no day numerically
                                                corresponding to such specified
                                                day, the last day) in the
                                                relevant subsequent calender
                                                month;

                  "NOK"                         means the lawful currency of
                                                Norway;

                  "NOTE PURCHASE AGREEMENT"     means the agreement entered into
                                                on 5 March 1998 between Alpharma
                                                Inc. as seller and AL Industrier
                                                AS as buyer of up to USD
                                                68,000,000 principle amount of
                                                convertible subordinated notes
                                                in Alpharma Inc.;

                  "QUOTATION DATE"              means in relation to any
                                                Interest Period for which an
                                                interest rate is to be
                                                determined hereunder (a) the day
                                                on which quotations would
                                                ordinarily be given in the
                                                London Interbank Eurocurrency
                                                Market for deposits in the
                                                currency in relation to which
                                                such rate is to be determined
                                                for delivery on the first day of
                                                that Interest Period, or (b) if
                                                such earlier day is not a
                                                Banking Day the preceding
                                                Banking Day;

                  "SECURITY DOCUMENTS"          means the documents listed in
                                                Clause 8.3;

                  "SECURITY PROVIDER"           means AL Industrier AS, the
                                                holder of inter alia the total
                                                number of shares in Dynal AS
                                                being pledged as security for
                                                the Loan hereunder and for the
                                                AL-Loan;

                  "TAXES" means any taxes, levies, duties, charges, fees, deductions and withholdings levied or imposed by any governmental or other taxing authority whatsoever;

                  "TERM DATE"                   means 31 July 2001;

                  "USD" means the lawful currency of the United States of America; and

                  "VALUE ADJUSTED EQUITY"       means, in respect of the
                                                Security Provider, the aggregate
                                                value at any time of

                                                (i) yearly (on a 12 months
                                                rolling basis) profit from
                                                operations less royalty to
                                                shareholders in Nopal AS
                                                multiplied by 10, and

                                                (ii) yearly (on a 12 months
                                                rolling basis) profit from
                                                operations after research and
                                                development in Dynal AS
                                                multiplied by 20, the sum of
                                                which shall be further
                                                multiplied by the Security
                                                Provider's ownership interest
                                                (expressed in per cent) in Dynal
                                                AS, provided always that if and
                                                when Dynal AS becomes listed on
                                                any stock exchange, Dynal AS'
                                                total consolidated stock value
                                                multiplied by the Security
                                                Provider's ownership interest
                                                (expressed in per cent) in the
                                                same shall comprise the value
                                                applicable under this sub-
                                                clause (ii), and

                                                (iii) the aggregate number of
                                                class B shares in Alpharma Inc.
                                                owned by the Borrower and by the
                                                Security Provider together,
                                                multiplied by the listed value
                                                on the New York Stock Exchange
                                                of one class A share in Alpharma
                                                Inc., and

                                                (iv) the total number of class B
                                                notes issued by Alpharma Inc.
                                                owned by the Borrower,
                                                multiplied by the face value (or
                                                if class A notes are listed on
                                                the New York Stock Exchange, the
                                                listed value) of one class A
                                                note, provided always that (a)
                                                if the listed value on the New
                                                York Stock Exchange of one class
                                                A share in Alpharma Inc. is
                                                below USD 9,50 or (b) if value
                                                adjusted equity in Alpharma Inc.
                                                (defined as the total number of
                                                class A shares and class B
                                                shares outstanding at any time
                                                multiplied by the listed value
                                                on the New York Stock Exchange
                                                of one class A share in Alpharma
                                                Inc.) is less than USD
                                                243,000,000, the applicable
                                                value to
                                                be calculated under this
                                                sub-clause (iv) shall be zero.


2.       THE LOAN FACILITY

         2.1 The Banks shall take part in the Facility on a several basis with the respective participations in the Commitment as listed in Exhibit 1 hereto.

         2.2 No Bank shall have the amount of its participation increased or reduced as a result of the failure of any other Bank to provide the amount of its participation.

         2.3 Upon satisfaction of the conditions set out in Clause 4 the Banks shall make the Commitment available to the Borrower during the period from the date hereof up to and including the Term Date.

         2.4 Up to the Term Date this Borrower may utilize the Facility on a revolving credit basis, such that any amount repaid prior to the Term Date may be redrawn by the Borrower, subject to the terms and conditions of this Agreement. Not more than 4 Drawings may be outstanding under the Law at any given time. The aggregate of the Drawings shall at any time not exceed the Commitment.

         2.5 The Borrower may cancel any undrawn amount under the Commitment in whole or in part by giving 10 Banking Days irrevocable prior written notice of such amount to the Agent. Any amounts cancelled may not be subsequently drawn.

3.       PURPOSE

         3.1 The Borrower shall apply the Commitment in financing the purchase of USD 67,850,000 principal amount of convertible subordinated notes issued by Alpharma Inc. from AL Industrier AS in accordance with the terms of the Acquisition Agreement.

4.       CONDITIONS PRECEDENT

         4.1 A Drawing may be made on any Banking Day during the period from the date hereof up to and including the Term Date, provided:

                  (a) the Agent shall have received not less than 5 Banking Days prior to the first proposed Drawdown Date the following in form and content satisfactory to it:

                           (i) a counterpart of this Agreement duly signed on behalf of the Borrower;

                           (ii) a company certificate evidencing that the Borrower is duly registered as a limited company and a copy of its articles of association;

                           (iii) a copy of the resolution of the board of directors of (a) the Borrower approving the execution and performance by the Borrower of this Agreement and the relevant Security Documents and specifying the persons authorized to sign this Agreement and such Security Documents on its behalf, and (b) the Security Provider approving the execution and performance by the Security Provider of the relevant Security Documents and specifying the persons authorized to sign such Security Documents on its behalf;

                           (iv)     the Security Documents;

                           (v)      a copy of the Acquisition Agreement;

                           (vi) legal opinions(s) from such counsel in such jurisdictions as the Agent may reasonably have requested addressing questions or circumstances of relevance to this Facility;

                           (vii) a copy of any consent necessary from governmental or other authorities for the execution of and performance under this Agreement by the Borrower;

                  (b) the Agent shall have received not later than 12:00 noon Oslo time on the third Banking Day prior to each proposed Drawdown Date an irrevocable written drawdown notice, substantially in the form of Exhibit 2 attached hereto;

                  (c) the Agent shall not have received notice from any Bank prior to 11:00 a.m. London time on the Quotation Date prior to the Drawdown Date that it is unable to obtain deposits in USD in the London Interbank Eurocurrency Market in a sum necessary to fund its participation in the Loan.

         4.2 The Agent may, in its discretion, (i) extend the period for delivery of any of the documents referred to above on such conditions as it thinks fit, and (ii) require any copy document to be certified as a true copy.

         4.3 The Agent shall promptly notify each Bank of any notice received pursuant to Clause 4.1 (b) or (c) and of compliance with Clause 4.1 (a), and shall promptly notify the Borrower of any notice received pursuant to Clause 4.1 (c).

5.       INTEREST

         5.1 Each Interest Period shall begin on the Drawdown Date or, as the case may be, on the Interest Payment Date in respect of the preceding Interest Period and shall end on such date 1, 3, 6 or 12 months thereafter as the Borrower may elect, or such other period as agreed between the Borrower and the Agent, subject to availability, by not less than 3 Banking Days' written notice to the Agent, provided that:

                  (a) if any Interest Period would otherwise end on a day which is not a Banking Day it would be extended to end on the succeeding Banking Day unless it would thereby end in a new calendar month in which event it shall be shortened to end on the preceding Banking Day;

                  (b) subject to paragraph (c) below if no election is made by the Borrower in respect of any Interest Period the length of such Interest Period shall be 3 months;

                  (c) the availability of 1 month Interest Periods shall be limited to 3 for each twelve month period after the first Drawdown Date.

         5.2 The Borrower shall pay interest on the Loan or the relevant part thereof in arrears on each Interest Payment Date and additionally in the case of an Interest Period exceeding 6 months duration at six-monthly intervals during such Interest Period at the annual rate which is conclusively certified by the Agent to be the aggregate of the applicable Margin and LIBOR.

         5.3 The Agent shall give notice to the Borrower and each Bank of each interest rate fixed on the Quotation Date for the relevant Interest Period, which notice shall, in the absence of manifest error, be conclusive.

6.       REPAYMENT

         6.1 Each Drawing advanced and outstanding under the Agreement shall be due and repayable on its respective Interest Payment Date.

         6.2 The Borrower shall repay the Loan in full on the earlier of the date on which the conversion of the notes described in the Note Purchase Agreement takes place and the Final Maturity Date.

7.       DENOMINATION AND CALCULATIONS

         7.1 For the purpose of calculation of the applicable Margin payable under Clause 5.2 hereof, all relevant figures shall be denominated as follows:

                  (a)      Aggregate Loan Facilities shall mean the aggregate of
                           (i) the USD equivalent of the AL-Loan on the date of calculation and (ii) the Commitment (as the same may be reduced from time to time in compliance with Clause 2.5);

                  (b) all amounts of Value Adjusted Equity as expressed in NOK shall be converted to USD, based on the applicable exchange rate between NOK and USD on the date of calculation.

8.       REPRESENTATIONS, UNDERTAKINGS AND SECURITY

         8.1      The Borrower represents to the Agent and the Banks that:

                  (a) it is duly formed and validly existing under the laws of Norway and has the power and has obtained all necessary consents for the execution and performance of this Agreement and the Security Documents to which it is a party;

                  (b) this Agreement constitutes and those of the Security Documents to which it is a party upon execution will constitute valid, binding and enforceable obligations of the Borrower, and the execution and performance of this Agreement and such Security Documents do not and will not contravene any applicable law, order, regulation or restriction of any kind, including contractual restrictions, binding on the Borrower;

                  (c) it is not in default under any other agreement to which it is a party, nor is it in default in respect of any financial commitment or obligation.

         8.2 The Borrower undertakes to the Agent and the Banks that so long as any amount is outstanding hereunder:

                  (a) it will promptly inform the Agent on behalf of the Banks of any occurrence of which it becomes aware which in its reasonable opinion might adversely effect its ability to perform its obligations hereunder or under any Security Document or constitute an Event of Default;

                  (b) it will deliver to the Agent for distribution to the Banks copies of (i) the annual audited accounts of itself, the Security Provider and Alpharma Inc. not later than 120 days after the end of each's respective financial year (ii) the unaudited quarterly reports of the same including balance sheets, profit and loss statements and calculations of Value Adjusted Equity within 60 days after the end of each calendar quarter and (iii) such other financial information as the Agent may reasonably request;

                  (c) It will not make any further borrowings or enter into any guarantee liabilities exceeding in aggregate NOK 5,000,000 or the equivalent in other currency(ies) without the prior written consent of the Agent on behalf of the Majority Banks;

                  (d) it will not create, incur or allow to exist over any of its assets any further mortgage, charge, pledge or lien other than those mentioned in Clause 8.3 or, as the case may be, use any existing security as aforesaid (which may be released following repayment in part or in full of the liabilities so secured) to secure any other (new) financial obligation, without the prior written consent of the Bank;

                  (e) it will, in the case of a sale of the whole or any part of its shares in (or as the case may be convertible subordinated notes Issued by) Alpharma Inc., simultaneously with such sale, apply all proceeds of such sale in repayment of the Loan, and the Commitment shall be deemed to be cancelled in part or in full in accordance with Clause 2.5 above and be reduced accordingly;

                  (f) it will, in the case of any redemption or repurchase by Alpharma Inc. of the convertible subordinated notes issued by Alpharma Inc., simultaneously with such redemption or repurchase, apply all amounts received by it pursuant to such redemption or repurchase in repayment of the Loan, and the Commitment shall be deemed to be cancelled in part or in full in accordance with Clause 2.5 above and be reduced accordingly.

         8.3 The Loan, and all amounts outstanding hereunder, shall be secured by the following in form and content satisfactory to the Agent:

                  (a) a pledge over the total number of shares in Dynal AS executed by the Security Provider and generally deposited with the Agent in accordance with a declaration of pledge (pantsettelseserklaering);

                  (b) a pledge over the Borrower's 4,740,500 shares of class B stock in Alpharma Inc.; and

                  (c) a pledge over the Borrower's 49,9 per cent of the aggregate convertible subordinated notes issued by Alpharma Inc.

                  In the event of an early repayment in part of the Loan and partly cancellation of the Commitment as set out in Clause 8.2
                  (e) and (f) above, the Borrower and the Banks shall negotiate to agree upon a reduction of the value of the security listed in (a), (b) and (c) above proportionally to the amount of the early repayment and cancellation which has taken place. A sale of pledged shares in Dynal AS as described in Clause 8.3 (a) shall give the Borrower and the Security Provider an exclusive right to have released such shares from the security.

9.       USD UNAVAILABILITY

         9.1 In the event that an any Quotation Date the Banks are unable to obtain deposits in USD in the London Interbank Eurocurrency Market to fund a Drawing or the Loan, the Agent shall forthwith notify the Borrower and until such notice is withdrawn the obligations of the Banks to advance any Drawing shall be suspended. The Banks shall endeavor to fund the Loan with USD from such other sources as may be available to them and in such event the rate of interest payable on such amount shall be the aggregate of the Margin and such rate as the Banks may from time to time certify as being the cost to them of funds in USD.

         9.2 In the event that the Banks are unable to fund such amount from alternative sources, the Agent shall forthwith notify the Borrower and the Borrower shall repay such amount on the earlier of the next following Interest Payment Date and the date falling 5 Banking Days after receipt of such notice. In the event that the Banks are able to fund such amount from alternative sources but the Borrower considers the interest rate so determined to be too high, it may prepay such amount on giving the Agent not less then 7 Banking Days' irrevocable written notice.

                  If at any time when the Banks are funding the Loan from alternative sources the Agent determines that USD deposits are available to them in the London Interbank Eurocurrency Market the Agent shall forthwith notify the Borrower and the rate of interest payable on such amount for the period from the expiry of the then current period for funding from alternative sources to the expiry of the then current Interest Period determined under Clause 5.1 shall be the aggregate of the Margin and such rate as the Agent may certify as the rate at which the Banks are able to obtain deposits for such period as aforesaid.

10.      CHANGES IN CIRCUMSTANCES

         10.1 If by reason of: (i) changes in any existing law, rule or regulation, or (ii) the adoption of any new law, rule or regulation, or (iii) any change in the interpretation or administration of (i) or (ii) above by any governmental authority, or (iv) compliance with any directive or request from any governmental authority (whether or not having the force of law):

                  (a) any of the Banks incurs a cost as a result of its having entered into this Agreement and/or performing its obligations hereunder; or

                  (b) there is an increase in the cost to any of the Banks of maintaining or funding its portion of the Commitment, the Loan or any advances hereunder; or

                  (c) any of the Banks becomes liable for any new taxes (other than on net income) calculated by reference to the Commitment or the Loan; or

                  (d) any of the Banks becomes subject to any new or modified capital adequacy or similar requirements which will have the effect of increasing the amount of capital required or expected to be maintained by such Bank based on such Bank's obligations hereunder; or

                  (e) any of the Banks' effective return hereunder is reduced in any other manner;

                  then any such cost, liability or reduction of return as referred to in the preceding paragraphs (a)-(e) shall be payable by the Borrower upon request by the Agent either in the form of an increased margin or in the form of an indemnification. The relevant Bank shall via the Agent give the Borrower notice within a reasonable time of its intention to claim compensation under this Clause 10.1 and shall specify the form and amount of such compensation. The relevant Bank's determination of the amount of compensation to be made under this Clause 10.1 shall, absent manifest error, be conclusive. The Borrower shall be entitled to prepay such Bank's portion of the Loan at any time following receipt of notice from the Agent as aforesaid on giving not less than 7 Banking Days' irrevocable written notice. In such event the Borrower shall nevertheless compensate such Bank for such requested indemnification for the period from its receipt of notice from the Agent up to and including the date of prepayment.

         10.2 In the event that it shall be unlawful for any Bank to make available its portion of the Commitment or maintain or fund its portion of the Loan hereunder then such Bank's obligations shall terminate and all amounts owing by the Borrower to such Bank shall become due and payable on demand by such Bank through the Agent.

11.      FEES AND EXPENSES

         11.1     The Borrower shall pay to the Agent:

                  (a) for the account of the Banks, a commitment fee in respect of the undrawn part of the Commitment for the period from the date hereof (for each Bank from the date when such Bank was committed, as the case may
                           be) up to and including the earlier of the date on which the Commitment is fully utilized and the Term Date, equal to 50 per cent of the applicable Margin at such time calculated on the daily average undrawn amount of the Commitment, such fee to be computed in USD and shall be paid quarterly in arrears commencing on the date hereof and finally on the day of such period as aforesaid;

                  (b) upon demand, all expenses (including internal and external legal and collateral fees of the Agent) incurred by the Agent in connection with the preparation, execution or termination of this Agreement and any other documents delivered pursuant to this Agreement or incurred by the Agent and the Banks in connection with the preservation or enforcement of any rights hereunder and thereunder.

         11.2 The obligations of the Borrower in Clause 11.1(b) above shall survive the Final Maturity Date.

12.      PAYMENTS

         12.1 In the event that the date on which a payment is due to be made hereunder is not a Banking Day, such date of payment shall be the following Banking Day unless it would thereby fall in a new calendar month in which event it shall be the preceding Banking Day.

         12.2 In the event that any payment to be made hereunder by the Borrower to any Bank is not received by the Agent on the due date therefor, interest will be charged by such Bank from the due date until the date that payment is received at a rate which is equal to the aggregate of (i) the applicable Margin,
                  (ii) a default funding charge of 3% per annum and (iii) the rate at which deposits from one Banking Day to the next in an amount approximately equal to the defaulted amount due to such Bank are offered to such Bank in the London Interbank Eurocurrency Market at approximately 11:00 am London time on the due date for payment and on each succeeding Banking Day until payment in full of the amount due is received by such Bank; provided that if the Agent determines that such default may be reasonably expected to continue unremedied for a period exceeding one week then it may require by notice to the Borrower that the funding cost shall be determined by reference to the rate at which deposits are offered as aforesaid for periods of such length (not exceeding three months) as it may designate. Interest charged under this Clause 12.2 shall be payable on demand and unless so paid shall be added to the defaulted amount at the and of each month following the due date for payment of such amount.

         12.3 All payments to be made by the Borrower hereunder shall be made without set-off or counterclaim.

         12.4 All payments to be made by the Borrower hereunder shall be made free and clear of and without deduction for or on account of any present or future Taxes of any nature now or hereafter imposed unless the Borrower is compelled by law to make payment subject to any such Taxes. In that event the Borrower shall (i) pay to the Agent for account of the Banks such additional amounts as may be necessary to ensure that the Banks receive a net amount equal to that which they would have received had such payment not been made subject to any Taxes, and (ii) deliver to the Agent within 10 Banking Days of any request by it an official receipt in respect of the payment of any Taxes so deducted.

         12.5 If any amount of principal is, for any reason whatsoever, repaid on a day other than the last day of the then current Interest Period relating to such amount, the



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
                  Borrower shall pay to the Agent for account of the Banks on request such amount as may be necessary to compensate the Banks for any loss or premium or penalty incurred by them in respect of the liquidation or re-employment of funds borrowed for the purpose of maintaining the amount repaid.

         12.6 If the Agent pays any amount to a Bank or the Borrower which has not but ought to have been paid to it by the Borrower or a Bank (as the case may be) then unless such amount as paid within 3 Banking Days of the due date such Bank or the Borrower (as the case may be) shall refund such amount to the Agent on demand. At the time such amount is paid or refunded the person paying the same shall also pay interest to the Agent on such amount at such rate per annum as reflects the cost to the Agent of funding such amount during the period from that time when such amount ought to have been paid to the time when such amount was actually paid, provided, however, that this shall not reduce the obligations of the Borrower according to Clause 12.2 above.

         12.7 Interest, commitment fee and any other payments hereunder of an annual nature shall accrue from day to day and be calculated on the actual number of days elapsed and on the basis of a 360 day year.

13.      EVENTS OF DEFAULT

         13.1 The obligations of the Banks hereunder shall terminate forthwith and any amount outstanding shall become immediately due and payable together with interest thereon and the Banks may exchange all or part of any outstanding amounts hereunder to NOK or enforce their rights under this Agreement and the Security Documents in the manner and order they deem appropriate, if any of the following events occurs and the Agent, upon the instruction of the Banks, gives notice to their Borrower:

                  (a) if the Borrower falls to pay any sum due hereunder on the due date and, to the extent such failure is caused by any technical or administrative error, within 3 Banking Days of the due date; or

                  (b) if the Borrower defaults in the due performance or observance of any term or covenant contained herein or in any Security Document and such default continues unremedied for a period of 10 Banking Days after the Agent has given to the Borrower notice of such default; or

                  (c) if any material representation made by the Borrower in this Agreement or in any notice, certificate or statement delivered or made pursuant hereto proves to have been inaccurate or misleading when made, or

                  (d) if any indebtedness in respect of borrowed money or guarantee liabilities of the Borrower is not paid when due or becomes due prior to the specified payment date by reason of default; or

                  (e) if a distress or other execution is levied upon or against any substantial part of the assets of the Borrower and is not discharged within 30 days: or

                  (f) if the Borrower is unable or admits in writing its inability to pay its lawful debts as they mature, or makes a general assignment for the benefit of its creditors; or

                  (g) if any proceedings are commenced in or any order or judgement is given by any court for the liquidation, winding-up or reorganisation of the Borrower or for the appointment of a receiver, trustee or liquidator of the Borrower or all or any part of its assets (save for the purpose of amalgamation or reorganisation not involving insolvency the terms of which have received the prior written approval of the Agent on behalf of the Banks); or

                  (h) if the Borrower ceases or threatens to cease to carry on its business or disposes or threatens to dispose of a substantial part of its assets or the same are seized or appropriated for any reason; or

                  (i) if any Security Document ceases to be in full force and effect; or

                  (j) if any consent required for the performance by the Borrower of its obligations hereunder is revoked or is otherwise modified in a manner unacceptable to the Agent; or

                  (k) if there is any material, in the opinion of the Banks, change of ownership in the Borrower or in the Security Provider without the prior written approval of the Agent on behalf of the Banks; or

                  (l) if Value Adjusted Equity is or becomes less than twice the Aggregate Loan Facilities any time hereunder, provided that all relevant figures shall be determined in accordance with Clause 7.1 hereof;

                  (m) if a situation arises which, in the opinion of the Banks, will prevent fulfilment by the Borrower of its obligations hereunder.

         13.2 Clause 13.1 (d) - (i) shall also apply with respect to the Security Provider.

14.      TRANSFER

         14.1 Any Bank may upon prior written consent from the Borrower transfer all or part of its participation in the Facility to any other bank or financial institution by giving not less than 10 Banking Days' prior written notice to the Agent, which shall promptly notify the Borrower. In event of transfer references herein to such Bank shall be construed an references to its transferee or transferees to the extent necessary.

15.      AGENCY

         15.1 Each Bank authorises the Agent to take such action on its behalf and to exercise such powers as are specifically delegated to it by the terms hereof together with all such powers as are reasonably incidental thereto. The relationship between the Agent and each Bank is that of agent and principal only, and nothing herein shall (nor shall it be construed so as to) constitute the Agent a trustee for any Bank or impose on it any duties or obligations other than those for which express provision is made herein.

         15.2 Except as expressly provided herein the Agent shall distribute promptly to the Banks all sums received from the Borrower rateably in proportion to the amount of each Bank's participation in the Facility.

         15.3 The Agent will promptly advise each bank of any notice received by it from the Borrower hereunder. The Agent shall not be under any obligation towards any Bank to ascertain or enquire as to the performance or observance of any of the terms or conditions hereof or of the Security Documents to be performed or observed by any other party hereto or thereto.

         15.4 Each Bank shall indemnify, to the extent not reimbursed by the Borrower, the Agent rateably according to the amount of its participation in the Facility against any loss, expense (including legal fees) or liability (except such as results from the Agent's own gross negligence or wilful misconduct), which the Agent may suffer or incur in connection with the implementation, administration or enforcement of this Agreement or any Security Document.

         15.5 In performing its duties and exercising its powers hereunder the Agent will be entitled to rely on (i) any communication believed by it to be genuine and to have been sent or signed by the person by whom it purports to have been sent and signed and (ii) the opinions and statements of any professional advisers selected by it in connection herewith and shall not be liable to any other party hereto for any consequence of any such reliance.

         15.6 The Agent takes no responsibility for the truth of any representations made herein nor for the adequacy or enforceability of this Agreement and neither the Agent (except in the case of gross negligence or willful misconduct) nor any of its directors, officers or employees shall be liable for any action taken or omitted by it or any of them.

         15.7 Notwithstanding the agency hereinbefore constituted the Agent may without liability to account make loans to, accept deposits from and generally engage in any kind of banking or trust business with the Borrower.

         15.8 Each Bank acknowledges that it has taken and will take such independent action and make such investigations as it deems necessary to inform itself as to the financial condition and affairs of the Borrower.

16.      NOTICES AND TIME

         16.1 Every notice under this Agreement shall be in writing and may be given or made by letter or telefax. Communications hereunder shall be addressed as follows:

                  (a) if to the Agent, at P.0. Box 1171 Sentrum, N-0107 Oslo, Norway, telefax no. 22 48 10 46
                           Attention:  Credit Administration;

                  (b) if to the Borrower, at P.O. Box 158 Skoyen, 0212 Oslo telefax no. 22 52 91 50
                           Attention:  Sverre Bjertnes

                  (c) if to the Banks at their respective addresses listed in Exhibit 1 hereto:

                  or to such other address as one party may hereafter notify to the other parties.

         16.2 Communications sent by letter or telefax shall be effective upon receipt. Any communication by telefax from the Borrower to the Agent shall be confirmed by letter if so requested by the Agent.

         16.3 No failure or delay on the part of the Agent or the Banks to exercise any power or right under this Agreement or the Security Documents shall operate as a waiver thereof or of any other power or right. The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.

17.      GOVERNING LAW AND JURISDICTION

         17.1 This Agreement shall be governed by and construed in accordance with Norwegian law.

         17.2 The Borrower hereby irrevocably submits to the non-exclusive jurisdiction of the Norwegian courts, the venue to be elected by the Agent.


The Borrower:
AS WANGS FABRIK


By: /s/ E.W. Sissener          /s/ Sverre Bjertnes
   ----------------------------------------------------------
Name in Block letters:  E.W. Sissener       Sverre Bjertnes
                      ---------------------------------------
Title:            Board Members
      -------------------------------------------------------

The Banks:
p.p. DEN NORSKE BANK ASA


By:
   ----------------------------------------------------------
Name in Block letters:
                      ---------------------------------------
Title:
      -------------------------------------------------------



The Agent:
p.p. DEN NORSKE BANK ASA


By:
   ----------------------------------------------------------
Name in Block letters:
                      ---------------------------------------
Title:
      -------------------------------------------------------








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